Exhibit 99.1

Contact:  Gregory J. Rau

President and Chief Executive Officer

Minuteman International, Inc.

630/627-6900

For Immediate Release

MINUTEMAN INTERNATIONAL

EARNINGS RISE 13 PERCENT FOR 2003;

FOURTH QUARTER NET INCOME UP 37.1 PERCENT

Declares 62nd Consecutive Quarterly Dividend

ADDISON, IL, March 1, 2004 – Minuteman International, Inc. (Nasdaq:MMAN), the floor-care equipment and chemical manufacturer, today reported that the improvement in the general economy during the final quarter of 2003 was reflected in the Company’s operating results for that same period and the year as a whole.

For the year ended December 31, 2003 net sales reached $74,348,000, a 3.3 percent increase over the $71,951,000 of net sales reported for 2002. Higher sales in international markets offset a slight decline in domestic commercial equipment sales for 2003. Excluding foreign currency exchange effects, international sales were up 15.1 percent. Industrial equipment sales in the domestic market were 1.5 percent higher for 2003 compared with 2002 and chemical product sales for 2003 increased 9.1 percent over 2002.

For 2003, net income rose to $2,013,000, or $.56 per share, up 13 percent from $1,781,000, or $.50 per share, for 2002.  Compared with 2002, net income in 2003 benefited from a $382,000 after tax reduction in interest expense related to the change in fair market value of Minuteman’s derivative financial instrument.

Gregory J. Rau, President and CEO of Minuteman, explained that the continuing weakness in the domestic commercial business is a reflection of a historical pattern in which purchases of sanitary equipment typically lag trends in the general economy.  Consequently, he felt that results for the fourth quarter, where income from operations was up 114.2 percent over the final three months of 2002, was encouraging for the 2004 outlook.

Net sales for the 2003 fourth quarter totaled $18,228,000 an increase of 18.2 percent from $15,416,000 in the 2002 fourth quarter. Favorable foreign currency exchange effects added about 7.9 percent to net sales in the 2003 fourth quarter.

For the fourth quarter of 2003, net income totaled $499,000, or $.14 per share, an increase of 37.1 percent compared with $364,000, or $.10 per share, from the 2002 fourth quarter.  Compared with the fourth quarter of 2002, fourth quarter 2003 net income benefited from a $64,000 after tax reduction in interest expense related to the change in fair market value of Minuteman’s derivative financial instrument.

Selling expenses rose 4.5 percent for the full year 2003 compared with 2002 and 12.8 percent for the 2003 fourth quarter compared with the 2002 fourth quarter.  This is largely accounted for by higher health insurance, auto lease and sales promotion costs, as well as expenses related to the relocation of the Company’s Netherlands warehouse in an effort to better centralize distribution operations throughout Europe. General and administrative expenses also were up for both periods in 2003 compared with 2002, primarily due to increased payroll, insurance and professional fees.

Looking to the new year, Rau believes that further improvement in the general economy, and the host of new products introduced in 2003 to aid the recovery of commercial sales in the U.S, should combine to benefit Minuteman’s operations going forward.

“Minuteman has sufficient capital resources and is in a strong financial position to meet business and liquidity needs as they arise,” Rau said.  As of December 31, 2003, working capital was $35.6 million, representing a current ratio of 5.7 times.  Shareholders’ equity of $41 million, representing a book value of $11.45 per share, was 2.2 percent higher than the $40.1 million at the end of 2002.

The Board of Directors approved the 62nd consecutive quarterly dividend in the amount of $.09 per share, payable March 25, 2004 to shareholders of record as of March 11, 2004.

Minuteman International, Inc., headquartered in the Chicago suburb of Addison, Illinois is a full line manufacturer of maintenance products including industrial and commercial vacuums, critical filter vacuums, sweepers, scrubbers, floor and carpet machines, Minuteman PowerBoss® sweepers and scrubbers, Minuteman Parker® Litter Vacs® and Multi-Clean® chemicals for industrial, commercial and institutional facilities. Minuteman has dealers in more than 60 countries. More information can be found on the Minuteman Web site at www.minutemanintl.com

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that all forward-looking statements involve risks and uncertainties.  The Company believes that forward-looking statements made by it are based upon reasonable expectations.  However, no assurances can be given that actual results will not differ materially from those contained in such forward-looking statements.  Additional information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including its annual 10-K, Proxy Statement and quarterly 10-Q filings, copies of which are available from the Company without charge.

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data, unaudited)

	Three Months Ended December 31,
	2003	2002	% Change

Net Sales	$18,228	$15,416	18.2

Cost of Sales	12,763	11,106	14.9

Gross Profit	$5,465	$4,310	26.8

Selling Expenses	3,480	3,085	12.8

General and Administrative Expenses	1,458	979	48.9

Income from Operations	$527	$246	114.2

Interest Income (Expense), net	75	(63)	219.0
Other Income, net	2	8	(75.0)

Total Other Income (Expense), net	77	(55)	(240.0)

Income before Income Taxes	$604	$191	216.2

Income Tax Expense (Benefit)	105	(173)	160.7

Net Income	$499	$364	37.1

Net Income Per Share — Basic and diluted	$.14	$.10

Average Number of Shares Outstanding - Basic	3,585	3,579

Average Number of Shares Outstanding – Diluted	3,587	3,587

MINUTEMAN INTERNATIONAL, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(In thousands, except per share data)

	Twelve Months Ended December 31,
	2003	2002	% Change

Net Sales	$74,348	$71,951	3.3

Cost of Sales	52,034	50,888	2.3

Gross Profit	$22,314	$21,063	5.9

Selling Expenses	13,795	13,207	4.5

General and Administrative Expenses	5,165	4,423	16.8

Income from Operations	$3,354	$3,433	(2.3)

Interest Expense, net	(254)	(959)	(73.5)
Other Income, net	1	32	(96.9)

Total Other Expense, net	(253)	(927)	(72.7)

Income before Income Taxes	$3,101	$2,506	23.7

Income Tax Expense	1,088	725	50.1

Net Income	$2,013	$1,781	13.0

Net Income Per Share — Basic and diluted	$.56	$.50

Average Number of Shares Outstanding - Basic	3,583	3,577

Average Number of Shares Outstanding – Diluted	3,587	3,587